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                                                                    Exhibit 99.1


FOR IMMEDIATE RELEASE
Contact: John Lowther
Senior Vice President
Secretary and Corporate Counsel
614-464-5052


         STATE AUTO FINANCIAL CORPORATION ADVISES SHAREHOLDERS TO AWAIT
                    RECOMMENDATION ON PROPOSED TENDER OFFER


         Columbus, Ohio, August 21, 2003 - State Auto Financial Corporation (NASDAQ:STFC) said its Board of Directors will begin a review of an unsolicited tender offer proposal which was filed yesterday by Gregory M. Shepard's wholly owned corporation, State Auto Financial Acquisition Corporation, with the Securities and Exchange Commission. The Company urged STFC shareholders not to tender their shares pending the outcome of the review.

         Following its review, the Board will advise shareholders as to whether the Board: 1) recommends the acceptance or rejection of such tender offer, 2) expresses no opinion and remains neutral towards such tender offer, or
3) is unable to take a position with respect to such tender offer.

         The statement will advise shareholders of the reasons for the position taken by STFC, and is expected to be issued on or before September 4, 2003. Pending the issuance of the Board's statement, STFC strongly recommends that shareholders not act on the proposed offer.

         Shareholders may obtain a free copy of STFC's recommendation statement (when it becomes available) and other documents filed by STFC at the SEC's Website at http://www.sec.gov.

         State Auto Financial Corporation is a regional property and casualty insurance holding company engaged primarily in writing personal and commercial automobile, homeowners, commercial multi-peril, general liability, workers' compensation and fire insurance. The company currently markets its products through more than 22,000 independent agents associated with approximately 3,500 agencies in 26 states and the District of Columbia. Products are marketed primarily in the central and eastern United States, excluding New York, New Jersey and the New England states.